[TYPE] Exhibit
[DESCRIPTION] Exhibit 99.1

               AGREEMENT TO ACCEPT STOCK IN FULL SATISFACTION AND
                            PAYMENT OF ATTORNEY FEES


     WHEREAS, Pruitt, Gushee & Bachtell ("PGB"), Attorneys at Law, Suite 1850, Beneficial Life Tower, Salt Lake City, Utah, 84111-1495, have provided legal services and out-of-pocket expenses to and on behalf of Pease Oil and Gas Company, f/k/a Willard Pease Oil and Gas Company ("Pease"), with respect to the Willow Creek East Unit Area, Grand Count, Utah, in the amount of $57,971.14 through August 31, 1995; and

     WHEREAS, PGB desires to accept 80,000 shares of Pease common stock in full settlement and satisfaction of all attorney fees and expenses owed by Pease;

     NOW, THEREFORE, PGB agrees to accept and Pease hereby agrees to deliver 80,000 shares of Pease common stock ("Shares") in full payment and satisfaction of all attorney fees and out-of-pocket expenses owed by Pease to PGB through August 31, 1995.

     In connection herewith, PGB hereby acknowledges, represents and warrants to, and agrees with Pease as follows:

     (a) PGB understands that the offer and sale of the Shares are intended to be exempt from registration under the Securities Act of 1933, as amended ("Act"), by virtue of Section 3(b) and/or Section 4(2) of the Act and, in accordance therewith and in furtherance thereof, PGB represents and warrants to and agrees with the Company as follows:

          (i)  PGB has received the following documents from Pease:

               (1) 1994 Annual Report to Shareholders, including annual report on Form 10-KSB;

               (2) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1995;

               (3) Quarterly Report on Form 10-QSB/A-1 for the fiscal quarter ended March 31, 1995;

               (4) Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1995; and

               (5)  Proxy Statement dated May 10, 1995;

          (ii) PGB understands that all documents, records and books pertaining to the acquisition of the Shares have been made available for inspection by PGB;

          (iii) PGB and/or PGB's advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Pease concerning the offering of the Shares, and all such questions have been answered to the full satisfaction of PGB;

          (iv) PGB is not acquiring the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or any solicitation of a subscription by a person not previously known to PGB in connection with investments in securities generally;

          (v) PGB has or together with PGB's advisor(s) has such knowledge and experience in financial, tax and business matters so as to enable PGB to utilize the information made available to PGB in connection with PGB's acquisition of the Shares in order to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto;

          (vi) PGB is acquiring the Shares solely for its own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Shares;

          (vii) PGB will not sell or otherwise transfer the Shares, without registration under the Act or an exemption therefrom and fully understands and agrees that PGB must bear the economic risk of PGB's acquisition of the Shares for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available;

          (viii) PGB understands that, except as described herein, Pease is under no obligation to register the Shares on PGB's behalf or to assist PGB in complying with any exemption from registration under the Act;

          (ix) PGB understands that sales or transfers of the Shares are further restricted by certain state securities laws;

     (b) PGB understands that the United States Securities and Exchange Commission has promulgated Rule 144 which establishes guidelines for the sale of "restricted securities" such as the Shares. In summary, the guidelines of Rule 144 provide that (i) the Shares may not be resold in a public transaction for a period of two years from the date the Shares are acquired, (ii) thereafter PGB can sell up to one percent of the outstanding shares of Pease, (iii) in a three month period, (iv) if the transaction is unsolicited, (v) there is current information available concerning Pease and (vi) the broker acting as the seller's agent (or dealer in certain circumstances) receives no more than the customary brokerage commission. If the transaction involves more than 500 shares or $10,000, PGB will be required to file a Form 144 with the United States Securities and Exchange Commission at the time of such transaction. PGB also understands that subparagraph (k) of Rule 144, which permits a simplified method for selling an unlimited number of shares, may be available to persons who are not affiliates of Pease.

     The foregoing guidelines relating to Rule 144, which are merely a summary of Rule 144, depend, among other matters, upon the fact that current information is available concerning Pease. PGB understands that Pease's common stock is currently registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, but that there is no commitment to PGB from Pease to keep Pease's common stock so registered. PGB understands that there is no commitment from Pease to PGB to file the required information and there can be no assurance that Pease will be in a position to file the information so that Rule 144 would apply at all times. Thus, PGB understands that PGB might not be in a position to freely sell the Shares at any given time.

     (c) PGB recognizes that an investment in the Shares involves a number of significant risks.

     (d) If PGB is a corporation, partnership, trust or other entity, it is authorized and qualified to invest in the Shares offered by Pease, and the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so; and

     (e) Pease will use its best efforts to include the Shares in the Registration Statement currently filed with the United States Securities and Exchange Commission, Registration No. 33-94536, such Shares to be registered for resale only by PGB. Pease's obligations contained in this Section (e) shall be conditioned upon a timely receipt by Pease in writing of the following:

          (i) Information provided by PGB as to the terms of any public distribution of the Shares by PGB; and

          (ii) Such other information as Pease may reasonably require from PGB, or any underwriter or agent for it, for inclusion in the Registration Statement.

     This Agreement is effective this     day of September, 1995, and is binding
on the heirs, successors and assigns of the parties hereto.

PRUITT, GUSHEE & BACHTELL                      PEASE OIL AND GAS COMPANY



By                                             By
   --------------------------------               ------------------------------
   Thomas W. Bachtell, Partner                    Willard H. Pease, Jr.,
                                                  President